Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our audit report dated February 23, 2021, with respect to our audit of the balance sheets of Momentus, Inc. as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes to the financial statements, which report appears in the Proxy Statement/Consent Solicitation Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ ArmaninoLLP
San Ramon, California

June 29, 2021